VCIC                           For additional information contact:
                               G.S. Donovan or K.K. Duttlinger (630) 789-4900

                   VISKASE COMPANIES, INC. ANNOUNCES
                 EMERGENCE FROM PREPACKAGED BANKRUPTCY

WILLOWBROOK, ILLINOIS, April 3, 2003 - Viskase Companies, Inc. (Company or
VCI) announced today that it has consummated its Prepackaged Plan of Reorganization, as Modified (Plan), which had previously been confirmed by order of the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division (Bankruptcy Court). The Plan eliminates $103 million of debt and provides the financial flexibility needed for the Company to aggressively compete in the casing industry. Under the Plan, the Company's current noteholders will receive just over 90% of the Company's equity on a fully diluted basis. Suppliers and other trade creditors will not be affected by the consummation of the Plan.

SUMMARY OF THE PLAN

On November 13, 2002, the Company filed a prepackaged Chapter 11 bankruptcy in the Bankruptcy Court. The Chapter 11 filing was for VCI only and did not include any of its domestic or foreign subsidiaries. The Bankruptcy Court confirmed the Plan on December 20, 2002.

Under the terms of the Plan, the Company's wholly owned operating subsidiary, Viskase Corporation, was merged into VCI with VCI being the surviving corporation.

The holders of the Company's outstanding $163,060,000 of 10.25% Senior Notes due 2001 (Senior Notes) will receive a pro rata share of $60,000,000 of new 8% Senior Subordinated Notes due December 1, 2008 (New Notes) and 10,340,000 shares of new common stock (New Common Stock) to be issued by the Company on a basis of $367.96271 principal amount of New Notes and 63.4122 shares of New Common Stock for each one thousand dollar ($1,000) principal amount of Senior Notes. Wells Fargo Bank Minnesota, National Association is acting as exchange agent for purposes of distributing the new securities issued under the Plan to the holders of the Senior Notes.

The New Notes will bear interest at a rate of 8% per year, and will accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of New Notes (paid-in-kind) for the first three years. The first interest payment date on the New Notes is June 30, 2003 (paid-in-kind). Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of New Notes (paid-in-kind). Thereafter, interest will be payable in cash. The New Notes will mature on December 1, 2008 with an accreted value of approximately $89,453,000, assuming interest in the first five years is paid in the form of New Notes (paid-in-kind). The New Notes are secured by substantially all of the Company's personal property other than assets subject to the Company's capital lease obligations.

The existing shares of common stock and options of the Company were canceled pursuant to the Plan. Holders of the old common stock will receive a pro rata share of 306,291 warrants (Warrants) to purchase shares of New Common Stock. The Warrants have a seven year term and an exercise price of $10.00 per share.

Under the restructuring, 660,000 shares of New Common Stock (Restricted Stock) will be reserved for Company management and employees under a new Restricted Stock Plan. Such shares will be subject to a vesting schedule with acceleration upon the occurrence of certain events.

The distribution of the primary and fully diluted common equity under the Plan is as follows:

Holders of/Consideration              Primary                 Fully Diluted
-------------------------      ----------------------     ---------------------
                                 Shares          %          Shares          %
                                 ------          -          ------          -

Senior Notes                   10,340,000      96.91      10,340,000      91.45
   New Shares

Management and Employees          329,697       3.09         660,000       5.84
   Restricted Stock (1)

Old Common Stock                                             306,291       2.71
   Warrants
                               ----------     ------      ----------     ------

                               10,669,697     100.00      11,306,291     100.00

Note:

     (1) A total of 660,000 shares of Restricted Stock are reserved for management and employees of the Company; 329,697 shares have been issued and 330,303 are reserved for future issuance.

The Company has also entered into a three year $20,000,000 working capital facility to provide the Company with additional financial flexibility. The working capital facility is senior to the New Notes.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for the Company's products; changes in other costs; opportunities that may be presented to and pursued by the Company; determinations by regulatory and governmental authorities; and the ability to achieve synergistic and other cost reductions and efficiencies.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

                                 ###